Filed Pursuant to Rule 424(b)(3)

Registration No. 333-262388

SUPPLEMENT DATED MAY 12, 2023 TO THE PROSPECTUS AND STATEMENT OF ADDITIONAL INFORMATION OF

AIP Alternative Lending Fund P, dated January 27, 2023, each as supplemented

Effective immediately, the AIP Alternative Lending Fund P’s (the “Fund”) Prospectus and Statement of Additional Information (“SAI”) are hereby revised as follows:

The second paragraph of the section of the Fund’s Prospectus entitled “Risk Considerations—Special Risk Considerations—Legal and Regulatory Risk – General” and the second paragraph of the section of the Fund’s prospectus entitled “Risk Considerations—Other Principal Risks—Legal and Regulatory Risk – General” are hereby deleted and replaced with the following:

In addition, the securities and futures markets are subject to comprehensive statutes and regulations. The CFTC, the SEC, the Federal Deposit Insurance Corporation, other regulators and self-regulatory organizations and exchanges are authorized under these statutes, regulations and otherwise to take extraordinary actions in the event of market emergencies. The Fund, the Master Fund and the Investment Adviser are eligible for exemptions from certain regulations. However, there is no assurance that the Fund, the Master Fund and the Investment Adviser will continue to be eligible for such exemptions. For example, the Investment Adviser has claimed an exclusion from the definition of the term “commodity pool operator” (“CPO”) with regard to the operation of the Fund and the Master Fund pursuant to Regulation 4.5 promulgated by the CFTC under the Commodity Exchange Act of 1936, as amended (“CEA”). To continue to qualify for the exclusion under CFTC Regulation 4.5, the aggregate initial margin and premiums required to establish positions in CEA-regulated derivative instruments (other than positions entered into for “bona fide hedging purposes”) may not exceed five percent of each of the Fund’s and the Master Fund’s liquidation value or, alternatively, the net notional value of each of the Fund’s and the Master Fund’s aggregate investments in CEA-regulated derivative instruments (other than positions entered into for “bona fide hedging purposes”) may not exceed 100% of each of the Fund’s and the Master Fund’s liquidation value. In the event the Investment Adviser fails to qualify for the exclusion and the Investment Adviser is required to operate the Fund and the Master Fund in its capacity as a registered CPO, it will become subject to additional disclosure, recordkeeping and reporting requirements with respect to the Fund and the Master Fund, which may increase both the Fund and the Master Fund’s expenses.

The last paragraph of the section of the Fund’s Prospectus entitled “Risk Considerations—Special Tax Risks—RIC-Related Risks of Investments Generating Non-Cash Taxable Income—Regulatory Change.” Is hereby deleted and replaced with the following:

The Investment Adviser has claimed an exclusion from the definition of the term “commodity pool operator” (“CPO”) with regard to the operation of the Fund and the Master Fund under the CEA pursuant to CFTC Regulation 4.5 with respect to the Fund’s and the Master Fund’s operations. Therefore, none of the Fund, the Master Fund nor the Investment Adviser (with respect to the Fund or the Master Fund) is currently subject to registration or regulation as a commodity pool or CPO, respectively, under the CEA. If the Investment Adviser, the Fund and the Master Fund become subject to CFTC regulation, as well as related National Futures Association rules, the Fund and the Master Fund may incur additional compliance and other expenses.

The fourth paragraph of the section of the Fund’s SAI entitled “Investment Policies and Practices—Additional Information about the Fund’s Investments—Special Investment Techniques—Options and Futures.” is hereby deleted and replaced with the following:

The Investment Adviser has claimed an exclusion from the definition of the term “commodity pool operator” (“CPO”) with regard to the operation of the Fund and the Master Fund under the Commodity Exchange Act (“CEA”) pursuant to Commodity Futures Trading Commission (“CFTC”) Regulation 4.5 with respect to the operations of the Fund and the Master Fund. Therefore, none of the Fund, the Master Fund nor the Investment Adviser (with respect to the Fund or the Master Fund) is currently subject to registration or regulation as a commodity pool or CPO, respectively, under the CEA. If the Investment Adviser, the Fund and the Master Fund become subject to CFTC regulation, as well as related National Futures Association rules, the Fund and the Master Fund may incur additional compliance and other expenses.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE.